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                                                                    Exhibit 5.1



              (Letterhead of Harrington, Hoppe & Mitchell, Ltd.)

                                 August 21, 2001

Second Bancorp, Inc.
108 Main Avenue, S.W.
Warren, Ohio 44481

Dear Sirs:

         As set forth in the Registration Statement on Form S-8 ("Registration Statement") proposed to be filed by Second Bancorp, Inc. (the "Company") on August 21, 2001, under the Securities Act of 1933, as amended, relating to 650,000 shares (the "Shares") of common stock, no par value, of the Company to be issued pursuant to the Second Bancorp, Inc. 1998 Non-Qualified Stock Option Plan (the "Plan"), certain legal matters in connection with the Shares offered pursuant to the Plan are being passed upon for the Company by this firm. At your request, this opinion of counsel is being furnished to you for filing with the Registration Statement.

         In our capacity as counsel in this connection, we have familiarized ourselves with the Amended and Restated Articles of Incorporation and Code of Regulations, each as amended to date, of the Company and have examined the originals, or copies certified or otherwise identified, of the Plan, corporate records of the Company, certificates of public officials and representatives of the Company, statutes and other instruments and documents as the basis for the opinion hereinafter expressed.

     On the basis of the foregoing, we are of the opinion that the Shares, when issued and sold pursuant to the provisions of the Plan will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion letter with the Registration Statement.


                                            HARRINGTON, HOPPE & MITCHELL, LTD.


                                             By:     /s/ Michael G. Marando
                                                     -----------------------
                                                      Michael G. Marando, Member